EXHIBIT 34.7

         Annual Independent Accountant's Report in Respect of Servicing
                      for the year ended December 31, 2006
                            (MSX International, Inc.)

             REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors
MSX International, Inc.

We have examined management's assertion, included in the accompanying Report on Assessment of Compliance with SEC Regulation AB Servicing Criteria (`Management's Report'), that MSX International, Inc. (the "Company") complied with the servicing criteria set forth in Item 1122 (d) of the U.S. Securities and Exchange Commission's Regulation AB for the publicly issued asset-backed securities issued on or after January 1, 2006, pursuant to the Service Level agreement between Ford Motor Credit Company ("FMCC") (the "Agreement") and the Company as of and for the year ended December 31, 2006, excluding all criteria, with the exception of Items 1122 (d) (4) (i) and 1122 (d) (4) (ii), which management has determined are not applicable to the activities performed by the Company with respect to the Agreement. The Agreement consists of the servicing requirements defined by management in Management's Report. Management is responsible for the Company's compliance with the applicable servicing criteria between FMCC and the Company. Our responsibility is to express an opinion on management's assertion about the Company's compliance with the applicable servicing criteria of the Agreement based on our examination.

Our examination was conducted in accordance with the standards of the Public Company Accounting Oversight Board (United States) and, accordingly, included examining, on a test basis, evidence about the Company's compliance with the applicable servicing criteria of the Agreement and performing such other procedures as we considered necessary in the circumstances. Our examination included testing selected requirements included in the Agreement and evaluating whether the Company performed the service requirements in compliance with the Agreement for the period covered by this report. Accordingly, our testing may not have included servicing activities related to each requirement in the Agreement. Further, our examination was not designed to detect material noncompliance that may have occurred prior to the period covered by this report and that may have affected the Company's servicing activities during the period covered by this report. We believe that our examination provides a reasonable basis for our opinion. Our examination does not provide a legal determination on the Company's compliance with the applicable servicing criteria.

In our opinion, management's assertion that MSX International, Inc. complied with the aforementioned servicing criteria as of and for the year ended December 31, 2006 for the Agreement, is fairly stated, in all material respects.

/s/ Grant Thornton LLP
-----------------------
Southfield, Michigan

March 19, 2007